EXHIBIT 11


                                    {DRAFT}
                       FORM OF LEGALITY OF SHARES OPINION

                     FEDERATED SHORT-TERM MUNICIPAL TRUST
                              5800 CORPORATE DRIVE
                      PITTSBURGH, PENNSYLVANIA 15237-7000
                                 (800) 341-7400

                                October  , 2006



The Trustees of

Federated Short-Term Municipal Trust
5800 Corporate Drive
Pittsburgh, PA 15237-7000

Ladies and Gentlemen:

       Federated Short-Term Municipal Trust (the "Fund"), a Massachusetts business trust, proposes to acquire the assets of Federated Limited Term Municipal Fund, a portfolio of Federated Fixed Income Securities, Inc., in exchange for Class A Shares or Institutional Service Shares of the Fund ("Shares") pursuant to the Agreement and Plan of Reorganization and Termination dated _______, 2006 ("Agreement"), included as an exhibit to the registration statement of the Fund filed on Form N-14 (Securities Act of 1933 No. to be assigned) under the Securities Act of 1933, as amended ("N-14 Registration").

        As counsel I have reviewed the appropriate documents relating to the organization of the Fund, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration. Specifically, I have examined and am familiar with the written Restatement and Amendment 5 to the Declaration of Trust dated April 2, 1999, ("Declaration") the Bylaws of the Fund, and such other documents and records deemed relevant for the purpose of rendering this opinion. I have also reviewed questions of law and consulted with counsel thereon as deemed necessary or appropriate by me for the purposes of this opinion.

        Based upon the foregoing, it is my opinion that:

       1.The Fund is duly organized and validly existing pursuant to the Declaration.

     2. The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the Declaration upon receipt of consideration sufficient to comply with the provisions of the Declaration and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.

        I hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.

                                                   Very truly yours,


                                                   /s/ _George F.Magera
                                                   George F. Magera
                                                   Assistant Secretary
                                                   Federated Short-Term
                                                   Municipal Trust